Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-571-8548

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES PRIVATE OFFERING OF
$175 MILLION OF ADDITIONAL SENIOR NOTES
Midland, Texas — June 8, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that it has commenced an offering, through a Rule 144A private placement, of up to $175 million of its 7 3/4% Senior Notes due 2019. The notes are being offered as additional notes under the indenture pursuant to which Basic issued $275 million aggregate principal amount of notes on February 15, 2011. These notes are identical to and will be treated together with the previously issued notes as a single class of debt securities under the indenture governing the notes and will trade as a single class. Basic intends to use the net proceeds from the offering to fund a portion of the $180 million purchase price for the previously announced Maverick Companies Acquisition.
The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic’s filings with the Securities and Exchange Commission.
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